Exhibit (h)(vi)

GLOBAL SECURITIES LENDING AGENCY AGREEMENT

This Global Securities Lending Agency Agreement, dated as of July 28, 2011 (this “Agency Agreement”), is entered into by and between (i) CITIBANK, N.A., a national banking organization (the “Agent”) and (ii) DIAMOND HILL FUNDS, a business trust organized under the laws of the State of Ohio (the “Lender”). Capitalized terms used herein without definition shall have the meaning assigned thereto in the Lending Agreements (as defined below).
     WHEREAS, the Lender wishes to appoint the Agent, and the Agent is willing to accept such appointment, to lend certain of the Lender’s securities upon the terms and conditions set forth in this Agency Agreement.
     THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Agent and the Lender agree as follows:
1.	Appointment and Acceptance; the Agent’s Authorization.

a. The Lender hereby appoints the Agent, and the Agent hereby accepts its appointment, as the Lender’s securities lending agent with the duties and obligations set forth in this Agency Agreement. No covenants or obligations not set forth herein shall be implied as a result of this Agency Agreement.

b. The Lender hereby authorizes and directs the Agent to arrange and administer loans of securities (the “Loans”) maintained in accounts listed on Exhibit A or as designated by the Lender in writing from time to time (such accounts, the “Designated Accounts” and the assets and securities contained therein, the “Securities”). Securities that are the subject of a Loan shall be referred to as “Loaned Securities”. The Agent shall seek to assure that Lender receives a fair allocation of lending opportunities vis-à-vis other lenders for which Agent acts as securities lending agent, taking into account the demand for and availability of Securities, type of Collateral, eligibility of Borrowers, limitations on investments of cash Collateral, tax treatment, and similar commercial factors. The Agent hereby confirms that attached as Exhibit B is a description of the Agent’s loan allocation system in effect as of the date of this Agency Agreement. In the event the Agent no longer employs a system of loan allocation materially similar to that described in Exhibit B, the Agent shall notify the Lender.

c. The Lender hereby authorizes and instructs the Agent to enter into Loans on behalf of the Lender with the entities identified in Schedule I hereto or as otherwise identified by the Lender in writing from time to time (each, a “Borrower”).

d. Prior to arranging a Loan with a Borrower, the Agent will, on behalf of the Lender, enter into lending agreements substantially in the form of the market standard agreements listed on Schedule VI hereto, a copy of which has been provided to the Lender along with applicable annexes, amendments and addenda thereto (such agreements shall be collectively or individually referred to as “Lending Agreements”). The Agent acknowledges and agrees that no material changes to the Lending Agreements shall be made without the prior approval of the Lender. The Lender agrees to be bound by the terms and conditions of each Lending Agreement entered into by the Agent on its behalf.

2.	The Agent’s Services. In addition to the foregoing, the Lender hereby authorizes the Agent to perform the following functions:

a. To negotiate rebates and/or lending fees with the Borrowers.

b. To collect from Borrowers the cash, securities or other financial instruments that will serve as collateral for the Loans (“Collateral”). The Lender hereby authorizes and instructs the Agent to accept on behalf of the Lender as collateral for Loans the types of financial instruments identified in Schedule II to this Agency Agreement.

c. To enter into and sign, as agent for the Lender, such documents and instruments, including but not limited to repurchase agreements, tri-party agreements, subscription agreements, asset management agreements or other relevant agreements as are required for the investment of Collateral. The Lender agrees to be bound to the terms of any such agreement.

d. To hold in custody, or enter into any required agreement with a third party custodian that will hold in custody, any and all Collateral delivered by the Borrowers in respect of Loans. Subject to the terms hereof, Collateral held by the Agent shall be segregated on the Agent’s books and records as being maintained solely for the benefit of the Lender.

e. If requested by the Lender, to invest on the Lender’s behalf all cash Collateral delivered by Borrowers in respect of Loans. The Lender hereby authorizes and instructs the Agent to invest cash Collateral pursuant to the parameters outlined on Schedule III to this Agency Agreement. The Agent’s obligation with respect to the investments of cash Collateral shall be to make initial investments of cash Collateral within the parameters of Schedule III or as otherwise instructed by Lender.

f. To perform daily the “mark-to-market” function described in the Lending Agreements as the Lender’s agent and to request and return Collateral as contemplated in the Lending Agreements. The Lender acknowledges that the Agent will calculate the value of Loaned Securities and Collateral by reference to information provided by recognized pricing services, and shall have no liability for any errors or omissions in such information provided by such sources.

g. To collect or arrange for the collection of any interest, dividends or other distributions or other payments of any kind on Loaned Securities (including but not limited to manufactured dividends, if any, and other distributions due to the Lender in respect of the Loan) and pay the same to the Lender.

h. To: (i) terminate or modify any Loan at any time, (ii) terminate its responsibility and obligations as the Agent as to any loan, upon notice to the Lender at any time, and (iii) review and delete any Borrowers and/or investment counterparties at any time.

3.	Representations and Warranties.

a. The Lender and the Agent each hereby represent and warrant that, throughout the term of this Agency Agreement, and for as long thereafter as a Loan is outstanding: (i) Each party is authorized, under the terms of its organizational documents (including, without limitation, its certificate of incorporation, memorandum and articles of association and bylaws), the terms of any agreements with any third party, and the laws, rules and regulations that govern it, to enter into this Agency Agreement and be bound thereby, to enter into the Loans, and to invest cash received as Collateral, in the case of the Lender as principal and in the case of the Agent as agent; and (ii) The person executing this Agency Agreement on its behalf has been, and all Authorized Persons acting on behalf of such party will have been, duly and properly authorized to do so.

b. Lender represents and warrants that, throughout the term of this Agency Agreement, and as long thereafter as a Loan is outstanding: (i) the Securities in the Designated Accounts are, and shall be at the time Loans are made, free and clear of all liens and encumbrances except as may be set forth in a custody agreement with Citibank, N.A., and the Lender has full right, title and interest in and to and has not transferred, assigned or encumbered any interest or rights with respect to the Securities, this Agency Agreement, the Lending Agreements or transactions contemplated hereby or thereby and (ii) the Lender is not relying on the Agent to advise it on the suitability for the Lender of entering into any of the Lending Agreements nor the credit worthiness of any particular Borrower.

c. Lender represents and warrants that, throughout the term of this Agency Agreement, and as long thereafter as a Loan is outstanding: (i) the Lender is an “accredited investor” as that term is defined in Regulation D under the Securities Act of 1933, as amended; (ii) the Lender is a “qualified purchaser” for purposes of Section 3(c)(7) of the Investment Company Act of 1940, as amended; (iii) the Lender is a “qualified client” as defined in Rule 205-3 under the Investment Advisers Act of 1940, as amended; (iv) the Lender is a “qualified institutional buyer”, as that term is defined by Rule 144A promulgated under the Securities Act of 1933; and (v) the Lender is a “qualified investor” as that term is defined in section 3(a)(54) of the Securities Exchange Act of 1934, as amended

c. Both parties agree that the representations and warranties contained in this Section 3 shall be ongoing in nature, and shall continue throughout the term of this Agency Agreement. If, during the term of this Agency Agreement, either party has reason to believe that any representation or warranty made hereunder is or soon will not be true and correct, then that party is obliged to notify the other party thereof as soon as reasonably practicable.

4.	Indemnification.

a. Subject to the limitations contained in Section 5 of this Agency Agreement, the Agent agrees to indemnify and hold harmless the Lender from and against damages, losses, costs and fees incurred by the Lender that result from the Agent’s negligence or willful misconduct in performing its duties hereunder.

b. Except for Loans in which Citigroup Global Markets Inc. (referred to in this Section 4 as “Bank Affiliate”) is the Borrower, if there occurs an event of default by the Borrower under a Lending Agreement, which in the sole discretion of the Agent is not a result of an error or omission of an administrative or operational nature and which event terminates a Loan, the Agent shall liquidate the Collateral for its use in connection with this indemnification and either: (i) replace the Loaned Securities or purchase “Equivalent Securities” as that term is defined in the relevant Lending Agreement; or (ii) pay an amount that is equal to the value of the Loaned Securities at the time at which the Loaned Securities were due to have been returned by the Borrower, or, if at such time a value is not determinable, the latest prior time at which a value is determinable. The parties acknowledge that with respect to Loans to Bank Affiliate, the Lender shall be separately provided a guarantee by Citigroup Inc.

c. The Lender agrees to indemnify and hold harmless the Agent from and against any and all damages, losses, costs and fees incurred by the Agent that result from: (i) any action taken or omitted to be taken by the Agent pursuant to the terms of this Agency Agreement, or the Lending Agreements; or (ii) as a consequence of carrying out any instructions of the Lender, including, without limitation, instructions transmitted orally, by telephone, telex, facsimile transmission or any other means agreed to between the Lender and the Agent, except where the Agent is negligent or acts with willful misconduct in carrying out those instructions.

5.	Limitation Of Liability.

In addition to any other limits set forth herein:

a. Agent’s liability under section 4.a of this Agency Agreement, whether to lender or any creditor of lender shall be limited to an amount equal to the market value of the securities that are the subject of the loan, investment or transaction to which the damage relates calculated at the time of the alleged act or omission giving rise to the indemnification.

b. Under no circumstances shall either party be liable for special, consequential or indirect damages, lost profits or loss of business of the other party. Under no circumstances shall Agent be liable for (i) any liability incurred as a result of the actions or inactions of any depositories, any third party agents of Agent (including, without limitation, pricing agencies) or any third party custodian, or (ii) any loss arising out of any suspension of the agent’s duties and obligations hereunder as a result of any law, regulation, decree, order or governmental act that prevents or limits the performance of such duties and obligations (including the suspension of trading), except insofar as that decree, order or governmental act is imposed as a sanction against agent due to an act or omission of the Agent in violation of applicable law.

c. The Agent may refrain from beginning or defending any legal action or proceedings arising out of or in connection with any loan until it shall have received such indemnity and security as it may require for all costs, claims, expenses (including reasonable attorney’s fees) and liabilities which it will or may expend or incur in relation thereto.

d. Lender is business trust organized under the laws of the State of Ohio. As such, no recourse under any obligation of this Agency Agreement or for any claim based thereon shall be had against any organizer, shareholder, officer, trustee, past, present or future as such, of the Lender or of any predecessor or successor, either directly or through the Lender or any such predecessor or successor, whether by virtue of any constitution, statute or rule of law or equity, or by the enforcement of any assessment or penalty or otherwise; it being expressly agreed and understood that this Agency Agreement and the obligations hereunder are enforceable solely against the assets of the Lender, and that no such personal liability whatever shall attach to, or is or shall be incurred by, the organizers, shareholders, officers, or trustees of the Lender or of any predecessor or successor, or any of them as such, because of the obligations contained in this Agency Agreement or implied therefrom and that any and all such liability is hereby expressly waived and released by the Agent as a condition of, and as a consideration for, the execution of this Agency Agreement.

6.	Lien/Set -Off. As security for any liability of the Lender to the Agent, the Lender hereby (a) pledges and assigns to, and grants to the Agent a continuing security interest in and a lien on, the Collateral and the proceeds thereof and the Agent shall have, with respect thereto, all of the rights and remedies of a secured party under applicable law and (b) grants to the Agent a right of set-off against any assets in any custody account that the Lender may have with the Agent.

7.	Subrogation. If the Agent makes any transfer or payment as a result of a failure by a Borrower to return any Loaned Securities, the Lender agrees that the Agent is and will be subrogated to all the Lender’s rights with respect to such failure in and to the Lending Agreements and the Collateral under such Lending Agreements and the Lender hereby assigns to the Agent all such rights.

8.	Duties of the Lender; Fees.

a. Notwithstanding any other provision in this Agency Agreement to the contrary, the Lender acknowledges and agrees that the investment of cash received as Collateral is for the Lender’s account and risk. The Lender agrees that to the extent any investment losses reduce the amount of cash below the amount required by the Loan and/or mark to market process, the Lender will, on the Agent’s demand, pay to the Agent such amount (together with any applicable fees or charges) in cash, which the Agent will receive and use as, or reimburse for, Collateral. If the Lender fails to make any payment due to the Agent, the Lender will be liable to the Agent for the amount of any such payment, together with interest on such amount, from the date of the Agent’s demand referred to above until payment of such liability.

b. In consideration of the services provided hereunder the Lender agrees to pay to the Agent an amount equal to a fixed percentage of (i) the investment income (net of rebates) on cash Collateral delivered to the Agent on the Lender’s behalf in respect of any Loans by the Borrowers, and (ii) fees paid in connection with transactions for which non-cash Collateral is provided by Borrowers. These amounts shall be set forth on Schedule IV of this Agency Agreement. The Lender authorizes and directs the Agent to withhold such fees on a monthly basis from the amounts payable to the Lender in respect of such investment and fee income or as otherwise agreed in writing.

9.	Instructions

a. The Agent is entitled to rely and act upon any and all instructions (including, consents and notices) received by the Agent, communciated through any manual or electronic medium or system as agreed to by the parties (“Instructions”) of any person identified by the Lender as an “Authorized Person” in connection with the transaction contemplated hereby until the Agent has received notice of any change from the Lender and has had a reasonable time to note and implement such change. The Agent is authorized to rely upon any Instructions received by any means, provided that the Agent and the Lender have agreed upon the means of transmission and the method of identification for the Instructions. In particular:

(i)	The Lender and the Agent may agree to security procedures designed to verify the origination of Instructions.

(ii)	The Agent is not responsible for errors or omissions made by the Lender or resulting from fraud or the duplication of any Instruction by the Lender, and the Agent may act on any Instruction by reference to an account number only, even if no account name is provided.

(iii)	The Agent may act on an Instruction if it reasonably believes it contains sufficient information.

(iv)	The Agent may decide not to act on an Instruction where it reasonably doubts its contents, completeness, authorization, origination or compliance with any security procedures or where Instructions are given which conflict with each other but the Agent will promptly notify the Lender of its decision.

(v)	If the Agent acts on any Instruction sent manually (including by facsimile or telephone), then, if the Agent complies with any applicable security procedures (as referred to under Sub-Clause 9(a)(i) above), the Lender will be responsible for any loss the Agent may incur in connection with that Instruction. The Lender expressly acknowledges that the Lender is aware that the use of manual forms of communication to convey Instructions increases the risk of error, security and privacy issues and fraudulent activities.

(vi)	Instructions are to be given in the English language.

(vii)	The Agent may refuse to execute Instructions if, in the Agent’s opinion, they are contrary to any applicable law, rule or other regulatory requirement, whether arising from any governmental authority, self-regulatory organization or that of a relevant stock exchange, clearing house, settlement system or market.

(viii)	In some securities markets, securities deliveries and payments therefor may not be or are not customarily made simultaneously. Accordingly, notwithstanding the relevant Instruction to deliver any part of the Collateral against payment or to pay for any part of the Collateral against delivery, the Agent may make or accept payment for or delivery of any part of the Collateral at such time and in such form and manner as is in accordance with relevant local law and practice or with the customs prevailing in the relevant market.
b. The Lender agrees to provide written instructions related to the termination or modification of the terms of a Loan or otherwise as to the recall of Loaned Securities: (i) by electronic mail or SWIFT message; (ii) to the department or desk of the Agent that is separately identified to the Lender; and (iii) in accordance with the deadlines and cutoff times set forth on Schedule V to this Agency Agreement, and to cause all of its investment managers and/or advisors with access to the Designated Accounts to so advise the Agent, or of any securities in the Designated Accounts it or they, as applicable, shall sell or have sold. The Lender understands that the Agent shall have no liability as a result of the failure of the Lender and/or its investment managers/advisors to give this notice in accordance with the terms of this Section 9.b and the Lending Agreements.

10.	Lender Information. The Agent may rely on the information relating to the Lender, including but not limited to tax-related information, in connection herewith, particularly in agreeing and collecting any income due under a Lending Agreement. Request for such information by the Agent hereunder may be made from time to time during the term of this Agency Agreement. The Agent shall not incur any liability for any loss, damages or costs arising directly or indirectly from the inaccuracy of information provided by the Lender or a failure by the Lender to supply information requested hereunder.

11.	Advances. The Lender agrees to repay the Agent promptly for any advances of funds that the Agent may from time to time, in its sole discretion, make to or for the account of the Lender in connection with and to facilitate the transactions contemplated in this Agency Agreement and the Lending Agreements. In such event, the Lender shall be liable to the Agent for the amount of such advance or payment, together with interest on such amounts, at a rate per annum equal to the Agent’s internal pool fund rate, from the date of the Agent’s advance or the due date of such payment, as appropriate, until payment by the Lender of such liability. The Agent may withhold all such amounts from the amounts payable to the Lender hereunder.

12.	Disclosure/Confidentiality.

a. Subject to the terms of this Agency Agreement, the Agent and Lender will at all times respect and protect the confidentiality of this Agency Agreement and will not disclose to any other person any information acquired as a result of or pursuant to this Agency Agreement, unless required to do so by any applicable law, statute, regulation or by any court order or similar process enforceable in any relevant jurisdiction, or if required to do so by any fiscal or regulatory body or self-regulatory organization (whether of a governmental nature or otherwise) in any relevant jurisdiction.

b. The Lender also specifically authorizes the Agent to: (i) disclose information to Borrowers regarding the Lender as those Borrowers request or are required to obtain pursuant to applicable law, rule or regulation, or as deemed necessary in connection with the consummation or maintenance of any Loans; (ii) disclose to third parties information concerning the Securities in the Designated Accounts for the purpose of estimating the potential fees to be paid by Borrowers with respect thereto; and (iii) disclose to its agents and affiliates such information as required or necessary in connection with the consummation of Loans hereunder.

c. The Lender agrees that no printed materials or other matter (in any language) that mention Citi, Citigroup Inc., Citibank, N.A., Citibank Europe plc, the rights, powers or duties of the Agent or the terms of this Agency Agreement shall be published or disclosed to any third party by the Lender or on the Lender’s behalf unless: (i) Citibank, N.A. shall first have given its specific written consent; or (ii) the Lender is legally required to do so pursuant to any applicable law, rule or regulation to which it is subject.

13.	Non-Public Information, Bank Business and Roles.

a. Notwithstanding anything else contained in this Agency Agreement and any other agreement between the Lender and Citibank, N.A. and its affiliates (collectively, “Citi”):
(i)	the Lender acknowledges that Citibank, N.A. and its affiliates perform a variety of services for a variety of entities, including banking and financial services for Borrowers, and advisor to issuers of the Loaned Securities and Collateral investments of the Lender;

(ii)	the Lender shall not hold Citibank, N.A. or its affiliates liable for its or their failure to make use of, in its role as the Agent within the terms of this Agency Agreement, non-public information it obtains in the course of doing so, the use of which may be prohibited by the legal and regulatory environment and by internal Citi policies, whether or not the use of such information in a specific instance might constitute a breach of any such applicable laws, regulations or polices;
(iii)	the Lender acknowledges that in its role as custodian and processing agent, Citibank, N.A. and its affiliates receive compensation from the Lender in addition to the fees received pursuant to this Agency Agreement, and

(iv)	the Agent has entered, and may enter, into agreements similar to this Agency Agreement with others and the Agent or its affiliates may from time to time lend Securities to or through, or enter into similar transactions with, any Borrower or, where relevant, act as discretionary manager for other clients and therefore agrees that:

(A) the selection of a lender for any particular lending opportunity among all persons having entered into such agreements with the Agent shall be at the Agent’s sole discretion; and

(B) the Agent shall have no duty to inform the Lender of any lending or similar opportunity presented to the Agent or its affiliates or to refrain from taking advantage of any such opportunity but may avail itself of any such opportunity as freely as if there were no relation of principal and agent between the Lender and the Agent.
b. The Lender acknowledges and agrees that the obligations and duties of Citibank, N.A. under this Agency Agreement shall be performed only by Citibank, N.A. and its agents, and shall not be deemed obligations or duties of any other member of the Citi organization.

14.	Notices. Except as otherwise specifically provided herein, all notices and other communications shall be in writing in the English language and shall be made either by facsimile or by prepaid first class mail (except that notice of termination, if mailed, shall be sent by prepaid registered or certified mail) at the address listed below or at such other address as a party may advise the other parties hereto in writing from time to time. Notices provided to the parties hereto shall be effective upon receipt.

If to the Agent:	Citibank, N.A.
111 Wall Street, 15th Floor
New York, NY 10043
Fax: (212) 657-0515
Attn: Securities Finance — Compliance Officer

If to the Lender:	Diamond Hill Funds
325 John H. McConnell Blud., Suite 200
Columbus, OH 43215
Fax: 614-255-3363
Attn: Compliance
15.	Termination.

a. Each party may terminate this Agency Agreement and the Agent’s authorization as securities lending agent for the Lender at any time upon giving not less than fifteen (15) days prior written notice to the other. The parties hereby acknowledge and agree that, even after notice of termination of this Agency Agreement is given and effective, the Agent shall continue (unless specifically instructed to terminate or novate the Loans) to act as the Agent for the Lender as set forth herein with respect to any Loans outstanding at the time notice of termination is given until such Loans terminate.

b. Notwithstanding anything else contained herein, the following terms shall survive the termination of this Agency Agreement: 4, 5, 6, 7, 8, 11, and 12.

16.	Miscellaneous.

a. No Advice, No Duty to Monitor. The Lender acknowledges and agrees that the Agent does not owe to, nor is it obligated to perform on behalf of, the Lender any investment advisory duties or, responsibilities, nor shall the Agent have any duty to monitor investments of cash received as Collateral after the time of initial investment.

b. No Third Party Beneficiaries. This Agency Agreement is between the parties hereto and is not intended to confer any benefits on third parties, including without limitation any Borrower, any counterparty in a transaction with the Lender, or any third party service provider for the Lender or the Agent.

c. Force Majeure. Neither party shall be responsible to the other for any loss caused by a natural, regulatory or societal event due to any cause beyond its reasonable control, such as a natural disaster, nationalization, currency restriction, act of war, act of terrorism, act of God, postal or other strike affecting the market infrastructure, unavailability of communications systems, sabotage or the failure, suspension or disruption of any relevant stock exchange, clearance system or market.

d. Amendments. This Agency Agreement shall not be amended except by a written agreement between the parties and any purported amendment made in contravention of this section shall be null and void and of no effect whatsoever.

e. Assignment. This Agency Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party hereto may assign, transfer or charge all or any rights, benefits or obligations hereunder without the consent of the other party. Any purported assignment, transfer or charge made in contravention of this section shall be null and void and of no effect whatsoever.

f. Entire Agreement. This Agency Agreement, and all current executed Schedules and Exhibits hereto shall constitute the entire agreement between the parties and, unless otherwise expressly agreed in writing, shall supersede all prior agreements and understandings, written or oral relating thereto, between the parties.

g. No Implied Waiver. The parties hereto agree that (i) the rights, powers, privileges and remedies stated in this Agency Agreement are cumulative and not exclusive of any rights, powers, privileges and remedies provided by law, unless specifically waived, and (ii) any failure or delay in exercising any right, power, privilege or remedy will not be deemed to constitute a waiver thereof and a single or partial exercise of any right, power, privilege or remedy will not preclude any subsequent or further exercise of that or any other right, power, privilege or remedy.

h. Further Assurances. The Lender agrees to provide such additional information and execute and deliver such further documentation as the Agent may reasonably request in connection with and in furtherance of the transactions authorized herein.

i. Partial Invalidity. In the event that any provision of this Agency Agreement, or the application thereof to any person or circumstances, shall be determined by a court of proper jurisdiction to be invalid or unenforceable to any extent, the remaining provisions of this Agency Agreement, and the application of such provisions to persons or circumstances other than those as to which it is held invalid or unenforceable, shall be unaffected thereby and such provisions shall be valid and enforced to the fullest extent permitted by law in such jurisdiction.

j. Lender’s Investment Objective. The Lender’s investment objective in authorizing the Agent to lend Securities and, where relevant, to invest cash Collateral, is to enhance the income derived from the Lender’s assets which from time to time are subject to the terms of this Agency Agreement.

k. Governing Law and Jurisdiction; Compliance with Laws.
(i)	This Agency Agreement shall be governed by and construed in accordance with the laws of the State of New York and the parties agree that the courts of the State of New York shall have jurisdiction to hear and determine any suit, action and proceeding and settle any dispute which may arise out of or in connection with this Agency Agreement and for such purposes, each irrevocably submits to the non-exclusive jurisdiction of such courts.

(ii)	Each party hereto irrevocably waives (A) any right to a trial by jury; (B) any objection it may have at any time to the laying of venue of any actions or proceedings brought in any court designated hereby, any claim that such actions or proceedings have been brought in an inconvenient forum and the right to object that any court designated hereby does not have jurisdiction over such party; and (C) to the fullest extent permitted by applicable law, with respect to itself and its revenues and assets (irrespective of their use or intended use), all immunity on the grounds of sovereignty or similar grounds from actions or proceedings by or in any court, and irrevocably agrees, to the fullest extent permitted by applicable law, that it will not claim such immunity in any such actions or proceedings.

(iii)	The Lender acknowledges and agrees that the Agent’s performance of this Agency Agreement is subject to the relevant local laws, regulations, decrees, orders and government acts and the rules, operating procedures and practices of any relevant stock exchanges, clearance systems or market where or through Loans are to be carried out and to which the Agent may be subject and as exist in the country in which any Securities or Collateral are held.
1. Counterparts. This Agency Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.
IN WITNESS WHEREOF, the parties hereto have caused this Securities Lending Agency Agreement to be executed as of the date set forth above.

CITIBANK, N.A., Agent		DIAMOND HILL FUNDS, Lender

By:	/s/ Patrick Avitabile Name: Patrick Avitabile	By:	/s/ James F. Laird Name: James F. Laird
	Title: Managing Director		Title: President

Schedule I
to the Global Securities Lending Agency Agreement,
Between CITIBANK, N.A., As the Agent
and the Lender
SECURITIES LENDING BORROWERS
LENDER: DIAMOND HILL FUNDS

US Borrower List
1	ABN AMRO Securities (USA) LLC (f/k/a MeesPierson Securities LLC)
2	Alpine Associates, A Limited Partnership
3	Banca IMI Securities Corp. (subsidiary of INTESA SANPAOLO)
4	Barclays Capital Inc.
5	BMO Capital Markets Corp. (f/k/a Harris Nesbitt Corp. BMO Nesbitt Burns Corp. Nesbitt Burns Securities Inc.)
6	BNP Paribas Prime Brokerage Inc.
7	BNP Paribas Securities Corp.
8	Cantor Fitzgerald & Co.
9	CIBC World Markets Corp. (f/k/a CIBC Oppenheimer Corp.)
10	Citadel Securities LLC (f/k/a Citadel Trading Group L.L.C. and Citadel Derivatives Group LLC)
11	Citigroup Global Markets Inc. (f/k/a Salomon Smith Barney Inc). -Affiliate of Citigroup Inc. Commerz Markets LLC (f/k/a Dresdner Kleinwort Securities LLC, Dresdner Kleinwort Wasserstein LLC,
12	Dresdner Kleinwort Benson North America LLC)
13	Credit Agricole Securities (USA), Inc. (f/k/a Calyon Securities (USA), Inc.
14	Credit Suisse Securities (USA) LLC (f/k/a Credit Suisse First Boston LLC, Credit Suisse First Boston Corporation)
15	Daiwa Capital Markets America Inc. (f/k/a Daiwa Securities America, Inc.)
16	Deutsche Bank Securities Inc. (f/k/a Deutsche Banc Alex Brown Inc.)
17	First Clearing LLC (wholly owned subsidiary of Wachovia Corporation) — Affiliate of Wachovia Securities LLC
18	Goldman, Sachs & Co.
19	Guggenheim Securities LLC (f/k/a Guggenheim Liquidity Services, LLC, LBBW Securities, LLC)
20	HBK Global Securities LP
21	HSBC Securities (USA) Inc.
22	ING Financial Markets LLC (f/k/a ING Barings Corp.)
23	J.P. Morgan Clearing Corp. (f/k/a Bear Stearns Securities Corp.)
24	Industrial and Commercial Bank of China Financial Services LLC
25	Interacciones Casa De Bolsa S.A. De C.V.
26	J.P. Morgan Securities LLC (f/k/a J.P. Morgan Securities, Inc., Merged with Chase Securities Inc.)
27	Jefferies & Co., Inc.
28	KDC Merger Arbitrage Fund, LP
29	Knight Clearing Services LLC
30	Lazard Capital Markets
31	Macquarie Capital (USA) Inc.
32	Maple Securities USA Inc.
33	Merrill Lynch, Pierce, Fenner and Smith, Inc. (Part of Bank of America Corporation, merged with Banc of America Securities LLC)
34	MF Global Inc.
35	Mitsubishi UFJ Securities (USA) Inc.
36	Mizuho Securities USA Inc. (f/k/a Fuji Securities, Inc.)
37	Morgan Stanley & Co. Incorporated
38	MS Securities Services, Inc.
39	National Financial Services LLC (f/k/a National Financial Services Corp.)
40 41	Newedge USA, LLC (f/k/a Fimat USA Inc.) Nomura Securities International, Inc.
42	Pershing, LLC
43	Raymond James & Associates, Inc.
44	RBC Capital Markets, LLC (f/k/a RBC Capital Markets Corporation, RBC Dominion Securities Corp.)
45	RBS Securities Inc. (f/k/a Greenwich Capital Markets, Inc. and ABN AMRO Inc.)

I

US Borrower List
46	RCAP Securities Inc.
47	Sanford C. Bernstein & Co., L.L.C.
48	Scotia Capital (USA) Inc.
49	SG Americas Securities, LLC (MSLA assigned by SG Cowen Securities Corp).
50	Societe Generale, New York Branch
51	South Street Securities LLC
52	Timber Hill LLC
53	UBS Securities LLC (f/k/a UBS Warburg LLC, Warburg Dillon Read LLC
54	Unicredit Capital Markets LLC
55	US Bancorp Investments Inc.
56	Wells Fargo Bank, N.A., (f/k/a Wachovia Bank, N.A., First Union National Bank)
57	Wells Fargo Securities, LLC (f/k/a Wachovia Capital Markets, LLC)
(1)	By choosing Citigroup Global Markets Inc. (“CGMI”) or Citigroup Global Markets Limited (“CGML”) as an approved borrowers, you acknowledge that such entity is an affiliate of Citibank, N.A. (“Citibank”).
With respect to loans made pursuant to (1) above, Citibank acknowledges and agrees that such loans:
(a)	shall be made pursuant to terms and conditions substantively equivalent to the terms and conditions of loans with other Borrowers under the Lending Agreement; and

(b)	shall be made at rates and pricing equal to or better than rates or pricing negotiated with other borrowers for a similarly structured loan.

DIAMOND HILL FUNDS

By:	/s/ James F. Laird Name: James F. Laird
Title: President
Date: July 22, 2011

II

Schedule II
to the Global Securities Lending Agency Agreement,
Between CITIBANK, N.A., As the Agent
and the Lender
Collateralization Parameters
The Agent shall accept only the following types of Collateral in an amount equal to or greater than the designated maintenance requirement (for the specific type of Loan) for any Loans entered into pursuant to authority in the Securities Lending Agency Agreement:
A.	Collateral
(i)	Cash *;

*	Note: The Lender consents that cash received as Collateral may be invested in obligations of Citigroup and/or its affiliates, provided that such investments of cash received as Collateral meet all of the conditions set forth in the Investment Guidelines attached hereto.
B.	Maintenance Requirements
(i)	Loans of US or OECD Government Securities: 100% plus accrued interest.

(ii)	Loans of US Corporate Debt Securities: 102% plus accrued interest.

(iii)	Loans of US Equity Securities: 102%.

(iv)	Loans of non-US Securities: 105%.

(v)	All other Securities: 102%.

CITIBANK, N.A. as Agent		DIAMOND HILL FUNDS as Lender

By:	/s/ Patrick Avitabile Name: Patrick Avitabile	By:	/s/ James F. Laird Name: James F. Laird
	Title: Managing Director		Title: President
Global Transaction Svcs./Securities Finance
111 Walt Street/15th Fl./Zn. 18
New York, New York 10005
Office: 212-657-6758/Fax: 212-657-2584
Dated as of: 28/7/11

I

Schedule III
to the Global Securities Lending Agency Agreement,
Between CITIBANK, N.A., As the Agent
and the Lender
INVESTMENT GUIDELINES FOR
SECURITIES LENDING CASH COLLATERAL
LENDER: DIAMOND HILL FUNDS
The Agent is instructed to comply with the following Investment Parameters at the time of the investment:
1.	Reverse Repurchase Agreements that have maturities no longer than one New York City business day with counterparties that are “Primary Dealer” in Government Securities as per the NY Federal Reserve Bank.

Underlying collateral may be any security issued by or fully guaranteed as to payment of principal and interest by the US Government, a U.S. Government Agency or Sponsored Agency, or U.S. Sponsored International Organization. Underlying collateral can also comprise equities in the form of common stock, preferred stock, convertible common stock, ADR’s. In addition, there are the following constraints:

Collateral must be held by Citibank, or by a third party custodian under tri-party agreement.

Collateral must be marked to market daily and maintained at the following margin levels.

•	US Govt debt, Agencies, Sponsored Agencies, Int’l Org	102%
•	Equities	105%
By reason of daily margin maintenance, dollar limits and maturity limits of underlying collateral are waived for fixed income collateral. For equities, the following constraints and limits will be enforced:

Equity must be included in either the Russell 3000, the S&P 500, the NASDAQ Composite, the NYSE Composite index, the FTSE 100, the CAC 40, or the DAX Index. The minimum price must be $5.00. The maximum allocation of any single issuer shall be the lesser of 1% of the Market Capitalization or 10% of the principal of the repurchase agreement transaction.

2.	Money Market Mutual Funds registered under the Investment Company Act of 1940 and comply with Rule 2a-7 as identified and approved in writing by the Lender from time to time (which approval may be in the form of email notification).

Lender must receive and review offering documentation before any investment may be authorized.

At the time of execution of this Agency Agreement, the Lender hereby approves:
Fidelity Prime Money Market Portfolio Federated Prime Obligations Fund Blackrock Temp Fund UBS Select Prime Institutional Fund

1

JPMorgan Prime Money Market Fund
In connection with these investments, the Lender acknowledges that Citibank, N.A., has or may from time to time enter into an agreement with money market mutual funds authorized by the Lender. Citibank, N.A. is separately compensated for these services by the funds. Such payments do not impact the return that the Lender receives hereunder, which shall be consistent with earnings of other investors in applicable funds. Lender acknowledges that Citibank, N.A. is not an employee or officer of such funds, nor is Citibank, N.A. otherwise affiliated with such funds.

Lender hereby acknowledges and confirms that it has made its own independent decision to enter into these investments and as to whether these investments are appropriate or proper for the Lender based upon its own judgment, policies and procedures and upon advice from such advisers (including tax, legal and/or financial advisers) as it has deemed necessary. Lender further acknowledges that it has a copy of the prospectus (and such other documentation regarding the fund that it deems appropriate) and shall receive a copy of the prospectus prior to notifying and approving any additional funds for investments hereunder.
MISCELLANEOUS
In connection with loans of securities and reverse repurchase transactions (if previously approved as investment vehicles for securities lending cash collateral) within the terms of the securities lending program, we authorize the use of the following entities as third party custodians of (a) collateral for securities lent under the securities lending program, and (b) securities purchased under repurchase transactions (if previously approved) and cash collateral remitted for such purchases: The Bank of New York Mellon and JP Morgan Chase Bank. We further authorize Citibank, N.A. as our agent to enter into the necessary agreements to effectuate the foregoing.
DIAMOND HILL FUNDS

By:	/s/ James F. Laird Name: James F. Laird
Title: President
Date: July 22, 2011

2

Schedule IV
to the Global Securities Lending Agency Agreement,
Between CITIBANK, N.A., As the Agent
and the Lender
Fees And Revenue Percentage Payment By the Lender
Pursuant to section 8.b. of the Agency Agreement, the Lender agrees to pay to the Agent 15% of (i) the investment income (net of rebates) on cash Collateral delivered to the Agent on the Lender’s behalf in respect of any Loans by the Borrowers and (ii) fees paid by a Borrower with respect to a Loan for which non-cash Collateral is provided. Notwithstanding the above, for the first 90 days following the commencement of Loans under this Agency Agreement (the start date for such period to be identified in a notice from the Agent to the Lender), Agent agrees to waive their fees to 0%.
Lender directs a sufficient amount of the 85% of the investment income (net of rebates) on cash Collateral be paid as credits to offset against costs and other charges incurred by each Lender with the Custodian and Service Provider for Fund Accounting Services. In the event that the 85% of the income exceeds the costs and other charges incurred by each Lender with the Custodian and Service Provider for Fund Accounting Services, the Lender directs the remaining portion of the 85% of the income to be paid to the Lender.

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Schedule V
to the Global Securities Lending Agency Agreement,
Between CITIBANK, N.A., As the Agent
and the Lender
Cutoff Times For Sales Notification
Daily deadlines for the Lender’s requests to terminate a loan under Section 9.b. of the Agency Agreement are as follows:
o	For FRB Eligible Securities — Settlement Date by 9AM EST

o	For U.S. Equities and U.S. Corporate bonds via DTC — Trade Date

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Schedule VI
to the Global Securities Lending Agency Agreement,
Between CITIBANK, N.A., As the Agent
and the Lender
APPROVED LENDING AGREEMENTS

TYPE OF SECURITIES	APPLICABLE LENDING AGREEMENT*
US Securities	Master Securities Lending Agreement (1984)
Master Securities Loan Agreement (2000)

* Note:   Agent shall provide Lender with a copy of the applicable Lending Agreement upon request.

1

Exhibit A
to the Global Securities Lending Agency Agreement,
Between CITIBANK, N.A., As the Agent
and the Lender
LIST OF DESIGNATED ACCOUNTS

Fund/Account Name	Account Number
Diamond Hill Small Cap Fund	207009
Diamond Hill Small-Mid Cap Fund	207010
Diamond Hill Large Cap Fund	207011
Diamond Hill Select Fund	207012
Diamond Long-Short Fund	207007
DIAMOND HILL LONG-SHORT FUND F/B/O UBS Securities LLC	207084
DIAMOND HILL LONG-SHORT FUND F/B/O J.P. Morgan Clearing Corp	207085
Diamond Hill Financial Long-Short Fund	207008
DIAMOND HILL FINANCIAL LONG-SHORT FUND F/B/O UBS Securities LLC	207083
DIAMOND HILL FINANCIAL LONG-SHORT FUND F/B/O J.P. Morgan Clearing Corp	207119
Diamond Hill Strategic Income Fund	207013

CITIBANK, N.A., Agent		DIAMOND HILL FUNDS, Lender

By:	/s/ Patrick Avitabile Name: Patrick Avitabile	By:	/s/ James F. Laird Name: James F. Laird
	Title: Managing Director		Title: President
Global Transaction Svcs./Securities Finance
111 Walt Street/15th Fl./Zn. 18
New York, New York 10005
Office: 212-657-6758/Fax: 212-657-2584
Dated as of: 28/7/2011

2

Exhibit B
to the Global Securities Lending Agency Agreement,
Between CITIBANK, N.A., As the Agent
and the Lender
Equitable Lending Queue
Citi’s Global Securities Lending System (GSLS) incorporates an equitable loan allocation algorithm. This automated procedure establishes lender priority based upon each lender’s available assets, and provides all clients with an equal opportunity to lend their securities. As a result of the allocation algorithm, each lender receives a priority in the queue on a daily basis that determines loan allocation. The system automatically checks lenders in order of priority to determine holders of the requested security and the order of loan allocation.
The entitlement and on-loan accumulation are aggregated fields from the date of inception of the portfolio on the Citi system. The entitlement accumulation is calculated by averaging the position held by each client for the last 30 days. The on-loan accumulation is calculated by averaging the loan positions for the last 30 days. The queue of portfolio numbers is established by dividing the on-loan accumulation by the entitlement accumulation. The lender with the lowest percent is moved to the top of the queue.

3